GCS-100 Demonstrates Statistically Significant Reduction in Liver Fibrosis

Preclinical Results Show Promise for GCS-100 Treatment of Chronic Liver Disease

SAN DIEGO, CA -(MARKETWIRE-December 17, 2012)- La Jolla Pharmaceutical Company (OTCQB: LJPC) (the "Company" and "La Jolla"), a leader in the development of therapeutics that target galectin-3, announced today the results of a mouse study examining the effect of GCS-100 on liver fibrosis. When compared to placebo-treated control animals La Jolla's lead product, GCS-100, showed a statistically significant reduction in liver fibrosis, a statistically significant improvement in the Non-Alcoholic Fatty Liver Disease ("NAFLD") score and a statistically significant improvement in liver function as measured by the liver enzyme alanine transaminase ("ALT"), in some cases returning to near normal levels. The study was performed in collaboration with the Stelic Institute & Co. (Tokyo, Japan) using an established, benchmark preclinical STAM model for Non-alcoholic Steatohepatitis-hepatocellular carcinoma (NASH-HCC).

The National Institute of Diabetes and Digestive and Kidney Diseases states that NASH affects between 7 million and 17.5 million Americans. In addition, an estimated 5.5 million Americans have chronic liver disease or cirrhosis. Together chronic liver disease and cirrhosis are currently the 12th leading cause of death, accounting for approximately 27,000 deaths annually, in the United States. Chronic Liver disease affects Americans of all ages and walks of life.

In the 12-week STAM model, NASH is established in mice by a single subcutaneous injection of streptozotocin (Sigma, USA) after birth, followed by the feeding of a high fat diet ad libitum after 4 weeks of age. NASH develops at about week 7 with evidence of fibrosis at week 9 and liver nodule formation at week 11-12. In the present study, mice were randomized at 9 weeks of age into 3 groups: a treated group which received 1 mg/kg GCS-100 IV, a treated group which received 25 mg/kg GCS-100 IV, and a control group which received inactive placebo. All animals received their respective administrations three times per week during weeks 9-12. At the end of the 12 weeks, blood and tissue samples were collected and analyzed for liver enzymes, NAFLD activity score, and presence of fibrosis by microscopic inspection. Animals in the high-dose GCS-100 treatment group showed a statistically significant improvement in all 3 of these efficacy measures.

"The results of this study demonstrate that GCS-100 is able to prevent and potentially reverse chronic liver disease through the remediation of fibrosis," said James Rolke, Senior Director of Research and Development at La Jolla. "In addition, the significant improvement in liver function and NAFLD suggests a preservation of functional tissue which is a clear clinical objective and benefit."

Overall the treatment of GCS-100 in STAM mice was well tolerated. The whole blood and plasma biochemistry results showed GCS-100 treatment decreased plasma ALT, but had no effect on blood glucose levels. Additionally, liver biochemistry showed GCS-100 decreased the amount of hydroxyproline present. Histological analysis showed a significant improvement in NAFLD score with decreased micro- and macrovesicular fat deposition, hepatocyte ballooning and inflammatory cell infiltration. Lastly, GCS-100 treated animals showed a significant decrease in the fibrosis area as measured by Sirius red staining.

"We are very pleased to see positive results from this preclinical study supporting the therapeutic role of GCS-100 in liver fibrosis," said George Tidmarsh, M.D. Ph.D., President and Chief Executive Officer of La Jolla. "The liver disease program will complement our other programs with GCS-100 in chronic organ failure. Patients with chronic liver disease are in need of novel therapies to treat this terrible affliction and we plan to soon file an IND with FDA for the treatment of liver disease."

About GCS-100

GCS-100 is a complex polysaccharide that has the ability to bind to and block the effects of galectin-3. Galectin-3 is a soluble protein, over-expression of which has been implicated in a number of human diseases including cancer and chronic organ failure. The unique ability of GCS-100 to bind and sequester galectin-3 makes it an ideal candidate to prevent and treat diseases in which galectin-3 plays an important role.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company dedicated to the development of medical treatments that significantly improve outcomes in patients with life-threatening diseases. GCS-100, the Company's lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. For more information on the Company please visit http://www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100, the success and timing of future preclinical and clinical studies of this compound, and potential indications for which GCS-100 may be developed. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact

George F. Tidmarsh, M.D., Ph.D.

President & Chief Executive Officer

La Jolla Pharmaceutical Company

Phone: (650) 208-3191

Email: GTidmarsh@ljpc.com